Agritek Holdings Inc.

777 Brickell Avenue Suite 500

Miami, Florida 33131

Re: Resignation of CEO B. Michael Friedman

September 16, 2021

Dear Board of Directors and Shareholders:
I hereby tender my resignation as CEO of Agritek Holdings, Inc. effective as of September 17th 2021. My resignation shall become effective upon the appointment of my successor.

I will be fully available to the business until my successor is up to date with the ongoing auditing process and provide counsel to the direction the Company will move towards in the future.

My decision to resign from the Company’s board of directors is not the result of any disagreement with the Company’s operations, policies or procedures.

I have appreciated the opportunity to serve on the Company’s board and wish you and the Company the best as you continue to move forward with initiatives the company is pursuing.

Best regards,

B. Michael Friedman